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Carolina Power & Light Company
SUPPLEMENTAL DATA                                                Three Months Ended             Twelve Months Ended
                                                                      March 31                       March 31
                                                                 1997          1996          1997              1996
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
Operating Revenues (in thousands)
  Residential                                              $     248,383   $  284,278  $   956,256         $ 1,002,034
  Commercial                                                     149,639      151,578      625,941             628,831
  Industrial                                                     170,892      163,244      729,236             732,276
  Government and municipal                                        19,438       20,059       74,771              79,616
  Power Agency contract requirements                               9,119       25,452       80,461             102,585
  NCEMC                                                           54,220       70,137      218,736             285,601
  Other wholesale                                                 25,321       21,905       90,879              83,912
  Other utilities                                                 25,579       33,697       96,959              98,303
  Miscellaneous revenue                                           13,493       13,235       54,975              48,741
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        Total Operating Revenues                            $    716,084   $  783,585  $ 2,928,214         $ 3,061,899
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Energy Sales (millions of kWh)
  Residential                                                      3,268        3,808       12,070              12,619
  Commercial                                                       2,287        2,322        9,580               9,506
  Industrial                                                       3,515        3,334       14,637              14,378
  Government and municipal                                           325          336        1,253               1,323
  Power Agency contract requirements                                 379          770        2,132               2,632
  NCEMC                                                              946        1,091        3,803               5,161
  Other wholesale                                                    568          480        2,101               1,935
  Other utilities                                                  1,160        1,572        4,487               4,231
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        Total Energy Sales                                        12,448       13,713       50,063              51,785
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Energy Supply (millions of kWh)
  Generated - coal                                                 5,410        7,143       23,126              26,097
              nuclear                                              5,873        4,679       21,478              18,780
              hydro                                                  318          312          888                 838
              combustion turbines                                      2           14           56                  72
  Purchased                                                        1,214        1,896        6,611               7,819
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        Total Energy Supply
          (Company Share)                                         12,817       14,044       52,159              53,606
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Detail of Income Taxes (in thousands)
 Included in Operating Expenses
  Income tax expense (credit)- current                      $     88,707   $   66,104  $   184,553         $   174,216
  Income tax expense (credit)- deferred                          (25,120)      13,602       79,537             110,090
  Income tax expense (credit)- investment
    tax credit adjustments                                        (2,558)      (2,611)     (10,392)             (9,403)
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        Subtotal                                                  61,029       77,095      253,698              274,903
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 Harris Plant deferred costs -
   investment tax credit adjustments                                 (60)         (74)        (272)                (297)
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  Total Included in Operating Expenses                            60,969       77,021      253,426              274,606
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 Included in Other Income
  Income tax expense (credit) - current                           (2,387)      (5,437)     (23,357)             (25,460)
  Income tax expense (credit)- deferred                             (699)       1,024       10,837                5,796
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        Total Included in Other Income                            (3,086)      (4,413)     (12,520)             (19,664)
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            Total Income Tax Expense                        $     57,883   $   72,608  $   240,906         $    254,942
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FINANCIAL STATISTICS

Ratio of earnings to fixed charges                                                            3.95                 3.84
Return on average common stock equity                                                        12.91 %              14.58 %
Book value per common share                                                            $     18.91         $      18.36
Capitalization ratios
    Common stock equity                                                                      50.44 %              49.47 %
    Preferred stock - redemption not required                                                 2.67                 2.70
    Long-term debt, net                                                                      46.89                47.83
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            Total                                                                           100.00 %             100.00 %
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 .......................................................................................................................
See Notes to Consolidated Interim Financial Statements.
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